UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2008

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 5, 2008, David Loury, the Company's Vice President, Pre-Clinical Sciences and a named executive officer entered into a severance benefit agreement with the Company, pursuant to which the Company shall provide Mr. Loury a severance benefit of one year base salary, payable in equal installments in accordance with the Company's normal payroll practices, in the event the Company terminates his employment without cause and subject to the satisfaction of other conditions specified in an agreement between the Company and Mr. Loury. In addition, effective November 1, 2008, Mr. Loury's base salary was increased to $295,000 per year. Mr. Loury was also granted a stock option under the Company's 2004 Incentive Award Plan exercisable for 200,000 shares of Company's common stock at an exercisable price per share equal to $1.35. The stock option will vest as to 20% of the shares on the first anniversay of the grant date, and 20% of the shares will vest on each successive annual anniversary of the grant date during Mr. Loury's continued employment. The maximum term of the stock option is ten (10) years, subject to earlier termination in the event of Mr. Loury's cessation of employment with the Company.

The foregoing description is qualified in its entirety by reference to the Registrant's Benefit Agreement and Offer Letter, which are included as exhibits hereto and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.
Exhibit No.	Description
10.1	Severance benefit agreement dated November 5, 2008 by and between the Company and David J. Loury, Ph.D.
10.2	Offer letter dated April 13, 2006 by and between the Company and David J. Loury, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   November 13, 2008

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Interim CEO

INDEX TO EXHIBITS
Exhibit	Description
10.1	Severance benefit agreement dated November 5, 2008 by and between the Company and David J. Loury, Ph.D. PDF
10.2	Offer letter dated April 13, 2006 by and between the Company and David J. Loury, Ph.D. PDF

         PDF    Also provided in PDF as a courtesy.